NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX REPORTS SECOND QUARTER RESULTS

MANSFIELD, MASSACHUSETTS, July 21, 2005... Helix Technology Corporation (Nasdaq: HELX) today announced results for the second quarter ended July 1, 2005. Net income for the quarter was $2.6 million, or $0.10 per diluted share, compared with net income of $1.7 million or $0.07 per diluted share for the immediately preceding quarter and $6.3 million, or $0.24 per diluted share, for the second quarter of 2004. Sales for the second quarter of 2005 were $41.9 million, compared with $38.9 million in the immediately preceding quarter and $44.0 million in the second quarter of 2004.

Net income for the six months ended July 1, 2005, was $4.3 million or $0.17 per diluted share, compared with net income of $11.0 million, or $0.42 per diluted share, for 2004. Sales for the six-month period were $80.8 million in 2005, versus $84.4 million in 2004.

Commenting on the second quarter, Helix President and Chief Executive Officer, James Gentilcore, said, "I am pleased with the revenue for the quarter and with our overall financial performance, which reflects the continued focus on margin improvement that strengthens our position in any phase of the business cycle. Service revenue growth was particularly strong, as our customers continue to validate the TrueBlue® Service concept as a path to better operating economics, and the first full quarter of revenue and profit contribution from Polycold Systems added to our overall strong performance."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics, Granville-Phillips and Polycold product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others: the successful completion of the Company's strategic business combination with Brooks Automation, Inc. ("Brooks"), including the ability to successfully integrate the operations and employees of the Company and Brooks on a timely basis; the successful integration of Polycold into the operations of Helix, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The information in this press release speaks only as of the date hereof and the Company assumes no obligation to update the information in this press release.

HELIX REPORTS SECOND QUARTER RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

	Second Quarter		Six Months
	(unaudited)		(unaudited)
(in thousands except per share amounts)	2005	2004	2005	2004

Net sales	$41,899	$44,024	$80,795	$84,400
Costs and expenses:
Cost of sales	24,529	25,966	47,829	50,542
Research and development	3,058	2,526	5,965	5,112
Selling, general, and administrative	10,345	8,875	20,927	17,201
Merger costs	498	---	498	---

	38,430	37,367	75,219	72,855

Operating income	3,469	6,657	5,576	11,545
Joint venture income	437	860	911	1,455
Interest income and other, net	66	221	187	436

Income before taxes	3,972	7,738	6,674	13,436
Income tax provision	1,363	1,392	2,336	2,418

Net income	$2,609	$6,346	$4,338	$11,018

Net income per share:
Basic	$0.10	$0.24	$0.17	$0.42

Diluted	$0.10	$0.24	$0.17	$0.42

Number of shares used in per share calculations:
Basic	26,118	26,111	26,116	26,107
Diluted	26,153	26,199	26,161	26,223

SUMMARY BALANCE SHEETS
	(unaudited)	(audited)
(in thousands)	July 1, 2005	December 31, 2004

Assets
Cash, cash equivalents, and investments (1)	$29,900	$76,336
Receivables - net of allowances	26,188	24,100
Inventories	23,677	21,595
Deferred income taxes	7,797	7,717
Other current assets	2,348	4,327
Net property, plant and equipment	20,928	18,940
Goodwill	29,620	---
Intangible assets, net	13,396	---
Other assets	15,319	16,549

Total Assets	$169,173	$169,564

Liabilities and Stockholders' Equity
Total liabilities	$27,862	$25,423
Stockholders' equity	141,311	144,141

Total Liabilities and Stockholders' Equity	$169,173	$169,564

(1) On February 15, 2005, we paid approximately $49.2 million in cash for our acquisition of Polycold Systems Inc., plus transaction-related tax payments and transaction costs.